CERTIFICATE OF ELIMINATION

                                       OF

                      THE EQUITABLE COMPANIES INCORPORATED

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  THE EQUITABLE COMPANIES INCORPORATED, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") certifies as follows:

     1. The Board of Directors of the Corporation adopted a resolution to the following effect:

         None of the authorized shares of the Cumulative Convertible Preferred Stock, Series A (the "Series A Stock") and Cumulative Convertible Preferred Stock, Series B (the "Series B Stock") are outstanding and none will be issued subject to the certificates of designations previously filed with respect to the Series A Stock and the Series B Stock.

     2. The Board of Directors of the Corporation adopted a resolution authorizing the filing of a certificate with the Secretary of State of the State of Delaware setting forth the above resolution.

     3. In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the certificates of designations previously filed with respect to the Series A Stock and Series B Stock.

     IN WITNESS WHEREOF, The Equitable Companies Incorporated has caused this certificate to be signed by Kevin R. Byrne, Senior Vice President and Treasurer, on July 31, 1997.

                                          THE EQUITABLE COMPANIES INCORPORATED

                                          By: /s/ Kevin R. Byrne
                                              ---------------------------------
                                              Name:   Kevin R. Byrne
                                              Title:  Senior Vice President and
                                                      Treasurer